Exhibit 10.2

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of January 1, 1998, by and between Steven Madden, Ltd., a New York corporation (the "Company"), and John Basile, an individual residing at 2 Edgemont Road, Montclair, NJ 07042 (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of June 17, 1994 (the "Initial Employment Agreement"); and

         WHEREAS, the Company and the Executive wish to continue the Executive's employment with the Company and to supersede in its entirety the Initial Employment Agreement with this Agreement.

         NOW, THEREFORE, the parties mutually agree as follows:

                  1. EMPLOYMENT. The Company hereby employs Executive and the Executive hereby accepts such employment, as the Executive Vice President-Product Development and Design, subject to the terms and conditions set forth in this Agreement. This Agreement supersedes and replaces in its entirety the Initial Employment Agreement.

                  2. DUTIES. The Executive shall serve as the Executive Vice President-Product Development and Design and shall be the senior executive responsible for the matters and staff identified on Exhibit A attached hereto. During the term of this Agreement, the Executive shall devote all of his business time to the performance of his duties hereunder unless otherwise authorized by the Chief Executive Officer of the Company. The Executive shall report directly to the Chief Executive Officer of the Company.

                  3. TERM OF EMPLOYMENT; VACATION.

                  (a) The term of the Executive's employment shall be for a period of thirty six (36) months commencing on January 1, 1998 (the "Start Date"), subject to earlier termination by the parties pursuant to Section 6 hereof (the "Term").

                  (b) The Executive shall be entitled to four (4) weeks vacation during each year of the Term.

                  4. COMPENSATION OF EXECUTIVE.

                  4.1 SALARY. The Company shall pay to Executive a base salary of Two Hundred Seventy Five Thousand ($275,000) Dollars per annum, subject to an increase of $25,000 on each of January 1, 1999 and January 1, 2000 (the "Base Salary"), less such deductions as shall be required to be withheld by applicable law and regulations. All salaries payable to Executive shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business.

                  4.2 BONUSES.

         (a) During the Term, the Executive shall be entitled to receive a cash performance bonus based upon the annual earnings of the Company's wholesale division (with respect to sale of the Steve Madden(R) and David Aaron(R) footwear brands) (the "Wholesale Division") before the payment of interest and taxes ("Wholesale EBIT"). By March 30, 1998, 1999, 2000 and 2001, the Company shall pay to the Executive a cash bonus equal to four percent (4%) of annual Wholesale EBIT for the fiscal year ending on the December 31 preceding such date, calculated in accordance with generally accepted accounting principles.

         (b) Upon the execution of this Agreement, the Executive shall be entitled to receive options to purchase 50,000 shares of the Company's common stock ("Common Stock") exercisable for a period of five (5) years following the date of grant at an exercise price of $7.50 (the closing price of the Company's Common Stock on January

1, 1998), all of which options shall vest immediately and be exercisable until December 31, 2002, so long as the Executive remains in the employ of the Company. On the date of approval of the Company's stockholders of the 1998 Stock Plan (the "Approval Date"), currently anticipated to be voted upon at the Company's annual meeting to be held during Spring 1998, the Executive shall receive options ("1998 Options") to purchase 200,000 shares of Common Stock exercisable for a period of five (5) years following the date of grant at a price equal to $7.50 per share, all of which shall vest immediately upon issuance and options to purchase 100,000 shares of Common Stock exercisable for a period of five (5) years following the date of grant at a price equal to the average closing bid price of the Company's shares of Common Stock for the five
(5) trading days ending two (2) trading days prior to Approval Date, all of which shall vest on December 31, 1999, so long as the Executive remains in the employ of the Company. The options granted under this paragraph will be substantially in the form of Exhibit B attached hereto and the shares of Common Stock issuable upon the exercise thereof will be included in a stock plan presented by the Company for approval by the Company's stockholders at the next stockholders meeting. In the event that the 1998 Options are not approved at the next annual meeting of the Company's stockholders, the Executive shall be entitled to a lump sum payment of $250,000 in immediately available funds and this Agreement shall become null and void.

         (c) In the event that the Company records Wholesale EBIT of not less than an aggregate of $10,000,000 during any four (4) consecutive fiscal quarters during the Term, the Executive shall be entitled to receive (i) a cash bonus of $100,000 and (ii) options (the "Additional Options") to purchase 100,000 shares of the Company's Common Stock (which shall be subject to the approval of the stockholders of the Company). The Additional Options shall vest over a period of five (5) years following the date of grant and shall be exercisable at a price equal to the average closing bid price of the Company's shares of Common Stock for the five (5) trading days ending two (2) trading days prior to the date of issuance.

                  4.3 EXPENSES. During the Term, the Company shall promptly reimburse the Executive for all reasonable and necessary travel expenses and other disbursements incurred by the Executive on behalf of the Company in the performance of the Executive's duties hereunder, assuming Executive has received prior approval for such travel expenses and disbursements by the Company to the extent possible consistent with corporate practices with respect to the reimbursement of expenses incurred by the Company's employees. The Executive shall also be entitled to an automobile allowance equal to $1,215 per month.

                  4.4 BENEFITS. The Executive shall be permitted during the Term to participate in any hospitalization or disability insurance plans, health programs, pension plans, bonus plans or similar benefits that may be available to other executives of the Company (including coverage under any officers and directors liability insurance policy), subject to such eligibility rules as are applied to senior managers generally.

                  5. DISABILITY OF THE EXECUTIVE. If the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of performing the services required to be performed under this Agreement for a period of 60 consecutive days or 90 days in any period of 360 consecutive days (a "Disability"), the Company may, at the time or during the period of such Disability, at its option, terminate the employment of the Executive under this Agreement immediately upon giving the Executive written notice to that effect.

                  6. TERMINATION.

                  (a) The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving the Executive notice of such termination, with reasonable specificity of the details thereof. "Cause" shall mean (i) the Executive's wilful misconduct which could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (ii) the Executive's disregard of lawful instructions of the Company's Board of Directors or Chief Executive Officer consistent with the Executive's responsibilities under this Agreement relating to the business of the Company, (iii) the Executive's neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (iv) the commission by the Executive of an act constituting common law fraud, or a felony, or criminal act against the Company or any affiliate thereof or any of the assets of any of them, (v) the Executive's abuse of alcohol or other drugs or controlled substances, or conviction of a crime involving moral turpitude,
(vi) the Executive's material breach of any of the agreements contained herein or (vii) the Executive's death or resignation hereunder; provided however, that if the Executive resigned as a result of a material breach by the Company of this Agreement, such resignation shall not be considered "Cause" hereunder. A termination pursuant to Section 6(a)(i), (ii), (iii), (iv), (v) (other than as a result of a conviction of a crime involving moral turpitude) or (vi) shall take effect 30 days after the giving of the notice contemplated hereby unless the Executive shall, during such 30-day period, remedy to the reasonable satisfaction of the Board of Directors of the Company the misconduct, disregard, abuse or breach specified in such notice; PROVIDED, HOWEVER, that such termination shall take effect immediately upon the giving of such notice if the Board of Directors of the Company shall, in its reasonable discretion, have determined that such misconduct, disregard, abuse or breach is not remediable (which determination shall be stated in such notice). A termination pursuant to
Section 6(a)(v) (as a result of a conviction of a crime involving moral turpitude) or (vii) shall take effect immediately upon the giving of the notice contemplated hereby.

                  (b) The Company or the Executive may terminate the employment of the Executive and all of the Company's obligations under this Agreement (except as hereinafter provided) at any time during the Term without Cause by giving the Executive or the Company, as appropriate, written notice of such termination, to be effective 15 days following the giving of such written notice. For convenience of reference, the date upon which any termination of the employment of the Executive pursuant to Sections 5 or 6 shall be effective shall be hereinafter referred to as the "Termination Date".

                  7. EFFECT OF TERMINATION OF EMPLOYMENT.

                  (a) Upon the termination of the Executive's employment for Cause or a Disability, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the unpaid portion of the Base Salary provided for in Section 4.1, earned through the Termination Date (the "Unpaid Salary Amount"), and (ii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed, as provided in Section 4.3 (the "Expense Reimbursement Amount").

                  (b) Upon the termination of the Executive's employment for other than Cause or a Disability, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the Executive shall have the right to receive (i) the Unpaid Salary Amount, (ii) the Expense Reimbursement Amount, and (iii) severance compensation equal to the Base Salary (including medical benefits), the 1998 Options and Additional Options for the remainder of the term of this Agreement (as if this Agreement was not terminated).

                  8. DISCLOSURE OF CONFIDENTIAL INFORMATION. Executive recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, know-how, and business plans. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Company, including but not limited to its customer list, not otherwise in the public domain, other than in the ordinary of business during his employment hereunder. The provisions of this Section 8 shall survive Executive's employment hereunder.

                  9. COVENANT NOT TO COMPETE.

                  (a) Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Company that Executive agree, and accordingly, Executive does hereby agree, that he shall not, directly or indirectly, at any time during the term of the Agreement and the "Restricted Period" (as defined in Section 9(e) below):

                      (i) except as provided in Subsection (d) below, be engaged in the sale, marketing, design or distribution of footwear products, or provide technical assistance, advice or counseling regarding the footwear industry in any state in the United States in which the Company or an affiliate thereof transacts business, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

                      (ii) employ or engage, or cause or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of Company or any affiliate thereof.

                  (b) Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the term of the Agreement and during the Restricted Period solicit any customers of the Company or any affiliate thereof in a manner which directly or indirectly competes with the Company.

                  (c) If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

                  (d) This Section 9 shall not be construed to prevent Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or on the over-the-counter market other than securities of the Company.

                  (e) The term "Restricted Period," as used in this Section 9, shall mean the period of Executive's actual employment hereunder plus in the event the Executive's employment is terminated with Cause for a period of twelve
(12) months thereafter.

                  (f) The provisions of this Section 9 shall survive the end of the Term as provided in Section 9(e) hereof.

                  (g) In the event that the Executive breaches the terms and provisions of Section 9(a)(i) above, the Company may terminate all unvested options comprising the 1998 Options and Additional Options.

                  10. MISCELLANEOUS.

                  10.1 INJUNCTIVE RELIEF. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Executive agrees that any breach or threatened breach by him of Section 8 or 9 of this Agreement shall entitle Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

                  10.2 ASSIGNMENTS. Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

                  10.3 ENTIRE AGREEMENT. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive's employment by Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

                  10.4 BINDING EFFECT. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

                  10.5 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.6 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

                  10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

                  10.8 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  10.9 SEPARABILITY. If any of the restrictions contained in this Agreement shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Agreement shall then be enforceable in the manner contemplated hereby.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


                                        STEVEN MADDEN, LTD.



                                        By: /s/
                                            ------------------------------------
                                              Name:
                                              Title:


                                            /s/ JOHN BASILE
                                            ------------------------------------
                                                John Basile